Exhibit 99.6

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

STOCK OPTION AWARD AGREEMENT

(CVBT EMPLOYEE)

Grant # 111

This Agreement, dated as of August 1, 2004 (“Award Agreement”), is entered into by and between CardioVascular BioTherapeutics, Inc., a Delaware corporation (the “Company”), and Jodie Mack (the “Participant”).

1. Grant/Termination. The Company hereby grants to the Participant Options to purchase a total of Twenty Thousand (20,000) shares of Common Stock of the Company, exercisable as provided in the vesting schedule set forth in Section 4 below at Ten Dollars ($10.00) per share (the “Option Price”). These Options shall terminate immediately upon termination for Cause, 12 months after the Participant’s death or total disability, or ten years from the Award Date.

2. Exercise Procedure. In order to exercise the Options granted hereunder, the Participant must give written notice thereof to the Company at the Company’s corporate headquarters specifying the number of Shares of Common Stock being purchased. Such notice must be accompanied by payment of the Option Price for the share or shares being purchased and this Award Agreement so that appropriate notation can be made thereon to reflect such exercise. Such payment shall be by cash or check payable to the order of the Company, in an amount equal to the Option Price of the shares of Common Stock being purchased; provided, however, that in the absolute discretion of the Company, all or a portion of the Option Price for the share or shares of Common Stock being purchased may also or alternatively be paid in any other lawful manner. Shares of Common Stock that may be used for payment may include shares which were received by the Participant upon the exercise of one or more Options and shares which the Participant directs the Company to withhold, for the purpose of paying the Option Price, from shares which the Participant would have received upon the exercise of one or more Options.

3. No Other Rights. Nothing herein contained shall confer on the Participant any right with respect to continuation of employment by the Company, or interfere with the right of the Company to terminate at any time the employment of the Participant, or, except as to shares of Common Stock actually delivered, confer any rights as stockholder upon the holder hereof.

4. Vesting. The Options granted hereunder are exercisable as of August 1, 2004.

5. Lock-Up. No shares of the Common Stock acquired by exercise of any portion of this Option may be sold, transferred pledged or otherwise disposed of or hypothecated in violation of or contrary to any restrictions imposed on such sales or transfers by any underwriters in connection with the offering for sale of any capital stock or other security of the Company. The Participant agrees to promptly execute all lock-up agreements or letters required by any such underwriters upon the Company’s request.

6. Legends. Unless the shares of Common Stock underlying this Option have been registered with the Securities and Exchange Commission, all certificates representing any shares of Common Stock or other securities of the Company subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a) “These securities have not been registered under the Securities Act of 1933 or any state securities law. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or any state securities law or an opinion of counsel satisfactory to the Company that such registration is not required.”

(b) Such other or similar legends as the Company may reasonably require.

7. Applicable Law. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the applicable state or federal court in the jurisdiction in which the headquarters office of the Company is located, and the Participant consents to the jurisdiction and venue of those courts.

8. Severability. The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

9. Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Participant shall not operate or be construed as a waiver of any subsequent breach by Participant.

10. Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Participant and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Participant.

Participant		CardioVascular BioTherapeutics, Inc.
Jody Mack

Signature	/s/ Jody Mack	By	/s/ Mickael A. Flaa
Print Name		Print Name:	Mickael A. Flaa
Address		Title:	Chief Financial Officer
Telephone
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